Exhibit 16(ii)

Bongiovanni & Associates, P.A.

555 South Powerline Road
Pompano Beach, Florida 33069

January 26, 2006

United States Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: Nexia Holdings, Inc. statements in Form 8-K dated January 26, 2006

Dear Ladies and Gentlemen:

We are the former independent auditors for Nexia Holdings, Inc. (the Company"). We have read the Company's current report on Form 8-K/A dated January 26, 2006 and have no disagreement with the information disclosed in reference to our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours very truly,

Bongiovanni & Associates

By: /s/ BONGIOVANNI & ASSOCIATES